Exhibit 99.1

Bitmine Immersion Technologies (BMNR) Announces ETH Holdings Reach 4.243 Million Tokens, and Total Crypto and Total Cash Holdings of $12.8 Billion

Bitmine staked ETH stands at 2,009,267 and MAVAN staking solution on track to launch Q1 2026

Bitmine now owns 3.52% of the ETH token supply, nearly 70% of the way to the ‘Alchemy of 5%’ in just 6 months

Bitmine recently closed on initial $200 million investment into Beast Industries

Bitmine Crypto + Total Cash Holdings + “Moonshots” total $12.8 billion, including 4.243 million ETH tokens, total cash of $682 million, and other crypto holdings

Bitmine leads crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

Bitmine is the 91st most traded stock in the US, trading $1.2 billion per day (5-day avg)

Bitmine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support Bitmine’s goal of acquiring 5% of ETH

LAS VEGAS, January 26, 2026 /PRNewswire/ — (NYSE AMERICAN: BMNR) Bitmine Immersion Technologies, Inc. (“Bitmine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of crypto for long term investment, today announced Bitmine crypto + total cash + “moonshots” holdings totaling $12.8 billion.

As of January 25th at 8:00pm ET, the Company’s crypto holdings are comprised of 4,243,338 ETH at $2,839 per ETH (Coinbase), 193 Bitcoin (BTC), $200 million stake in Beast Industries, $19 million stake in Eightco Holdings (NASDAQ: ORBS) (“moonshots”) and total cash of $682 million. Bitmine’s ETH holdings are 3.52% of the ETH supply (of 120.7 million ETH).

Bitmine invested $200 million into Beast Industries on January 15, 2026 and the initial investment closed this past week and is currently reflected in the ‘moonshots.’ After the closing of the transaction, the company will initially carry the Beast Industry investment at cost.

Policymakers and world business leaders met in Davos this past week, and while AI was the central agenda, much of the conversation included digital assets and crypto. “One of my takeaways from listening to speeches and media reports from Davos, it is clear to me that Wall Street has embraced crypto and blockchain assets and sees the convergence of traditional assets and digital assets. And similarly between crypto and AI convergence,” said Thomas “Tom” Lee, Chairman of Bitmine.

A selection of crypto and digital assets related comments from Davos are highlighted below:

●	President Donald Trump said: “Congress is working very hard on crypto market structure legislation, Bitcoin, all of them, which I hope to sign very soon, unlocking new pathways for Americans to reach financial freedom.”
●	Larry Fink, the CEO of BlackRock CEO said on a WEF Davos panel: “Tokenization is necessary… if we have one common blockchain, we could reduce corruption.”
●	David Sacks, White House Chief of Artificial Intelligence and Cryptocurrency, remarked: “In the long run, banking and crypto will cease to be separate worlds and will transform into ‘a single digital asset industry.’”
●	Sergio Ermotti, CEO of UBS said: “Blockchain is the future for traditional banking… You will see a convergence.”
●	Bill Winters, CEO of Standard Chartered commented: “Most things will settle in digital form... we’re at a major inflection point... this is the year when this is happening in scale.”
●	François Villeroy de Galhau, Governor of the Bank of France, stated: “Tokenization... will bring progress in global finance, delivery versus payments, diminish cost of financial transactions... it will develop for the better.”
●	Bermuda announced plans to transition its entire national economy to run “fully on-chain,” using USDC as a primary medium of exchange and public blockchain infrastructure for government services.
●	SWIFT and Chainlink announced an interoperability milestone demonstrating that legacy banking systems (via Swift) can now successfully settle transactions on public blockchains without needing to overhaul their entire existing IT stack.
●	Valérie Urbain, Euroclear Belgium CEO, cited tokenization as “real” capital-markets plumbing, not a pilot toy. His session highlighted Euroclear’s commercial paper tokenization work in France at large scale, framed as operational learning toward tokenized infrastructure.

“In 2016, the story of Davos was AI and the fourth industrial revolution and in the decade since, we have witnessed the massive growth of AI and data centers and complete pivots by nations. A decade later, we view 2026 as the year policymakers and world leaders now view digital assets as central to the future of the financial system. And as Larry Fink notes, this is positive for smart blockchains. Ethereum remains the most widely used by Wall Street today and most reliable blockchain with zero downtime since inception,” stated Lee.

“In the past week, we acquired 40,302 ETH,” continued Lee. “Ethereum’s price ratio to Bitcoin, or ETHBTC, has been steadily climbing since mid-October. In our view, this reflects investors recognizing tokenization and other use cases being developed by Wall Street are being built on Ethereum. To appreciate the scale of Wall Street building on Ethereum, the Ethereum foundation listed 35 examples of major financial institutions building on Ethereum in just the past few months on this website (https://institutions.ethereum.org/).”

Last week, Bitmine released its January Chairman’s message (link). This message is the presentation that Mr. Lee gave at the company’s 2026 annual stockholder’s meeting on January 15, 2026 at the Wynn Encore Las Vegas.

As of January 25, 2026, Bitmine total staked ETH stands at 2,009,267 ($5.7 billion at $2,839 per ETH). This is an increase of 171,264 in the past week. This is a fraction of the 4.2 million ETH held by Bitmine. The CESR (Composite Ethereum Staking Rate, administered by Quatrefoil) is 2.81%. Bitmine is currently working with 3 staking providers as the company moves towards unveiling its commercial MAVAN (Made in America VAlidator Network) in 2026.

“Bitmine has staked more ETH than other entities in the world. At scale (when Bitmine’s ETH is fully staked by MAVAN and its staking partners), the ETH staking fee is $374 million annually (using 2.81% CESR), or greater than $1 million per day,” stated Lee. “We continue to make progress on our staking solution known as The Made in America Validator Network (MAVAN). This will be the ‘best-in-class’ solution offering secure staking infrastructure and will be deployed in early calendar 2026,” continued Lee.

Bitmine crypto holding reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc. (MSTR), which owns 709,715 BTC valued at $61 billion. Bitmine remains the largest ETH treasury in the world.

Bitmine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $1.2 billion (5-day average, as of January 9, 2026), ranking #91 in the US, behind Accenture (rank #90) and ahead of PepsiCo (rank #92) among 5,704 US-listed stocks (statista.com and Fundstrat research).

The GENIUS Act and Securities and Exchange Commission’s (“the SEC”) Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

The Chairman’s message can be found here:

https://www.bitminetech.io/chairmans-message

The Fiscal Full Year 2025 Earnings presentation and corporate presentation can be found here:

https://bitminetech.io/investor-relations/

Select images from Bitmine’s Annual Meeting can be found here.

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About Bitmine

Bitmine (NYSE AMERICAN: BMNR) is the leading Ethereum Treasury company in the world, implementing an innovative digital asset strategy for institutional investors and public market participants. Guided by its philosophy of “the alchemy of 5%,” the company is committed to ETH as its primary treasury reserve asset, leveraging native protocol-level activities including staking and decentralized finance mechanisms. The company will launch MAVAN (Made-in America Validator Network), a dedicated staking infrastructure for Bitmine assets, in Q1 of 2026.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including Bitmine’s ability to keep pace with new technology and changing market needs; Bitmine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of Bitmine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond Bitmine’s control, including those set forth in the Risk Factors section of Bitmine’s Form 10-K filed with the SEC on November 21, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of Bitmine’s filings with the SEC are available on the SEC’s website at www.sec.gov. Bitmine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Bitmine Immersion Technologies, Inc.

MEDIA CONTACT:

Marcy Simon

Marcy@agentofchange.com

+19178333392